AMENDMENT TO SCHEDULE II

SERIES

The undersigned hereby certifies that he is an authorized signer of the Exchange Listed Funds Trust (the “Trust”) and that the following funds are included under the Custody Agreement dated June 19, 2015, by and between the Trust and The Bank of New York Mellon.

Knowledge Leaders Developed World ETF

The WEAR ETF

SABA Closed-End Funds ETF

ProSports Sponsors ETF

James Biblically Responsible Investment ETF

InsightShares LGBT Employment Equality ETF

InsightShares Patriotic Employers ETF

InsightShares Global Sustainability Leaders ETF

Peritus High Yield ETF

EXCHANGE LISTED FUNDS TRUST

By:
Name:

THE BANK OF NEW YORK MELLON

By:
Name:	Elizabeth Stubenrauch

Date: April____, 2018